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                                                                   Exhibit 10.33

             THE UNIVERSITY OF MEDICINE AND DENTISTRY OF NEW JERSEY

                          OFFICE OF SPONSORED PROGRAMS

                               RESEARCH AGREEMENT

         THIS AGREEMENT is entered into as of the 1st day of October, 1995, by and between International Canine Genetics, Inc. (hereinafter referred to as the "Sponsor") and The University of Medicine and Dentistry of New Jersey, a non-profit, educational institution having corporate powers under the laws of the State of New Jersey (hereinafter referred to as the "University").

                                   WITNESSETH:

         WHEREAS, the effort contemplated by this Agreement is of mutual interest and benefit to the University and to the Sponsor, will further instructional and/or research objectives of the University in a manner consistent with its status as a non-profit, tax-exempt, educational institution, and may result in benefits to both the Sponsor and the University through inventions, improvements, and/or discoveries; and

         WHEREAS, the University and the Sponsor are entering into this Agreement in connection with a certain Exclusive License Agreement by and among Cornell Research Foundation, Inc., The University of Medicine and Dentistry of New Jersey, the New York University School of Medicine and the Sponsor, executed as of even date herewith and attached hereto as Exhibit A (the "License Agreement") and in connection with a certain consulting contract between the Sponsor and Dr. Laura T. Goldsmith, the principal investigator hereunder.

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree to the following:

1.       Definitions.

                  1.1 "Project" shall mean the work funded under this Agreement as described in the Research Plan (the "Research Plan"), attached hereto as Exhibit B and made a part hereof.

                  1.2 "Intellectual Property" shall mean individually and collectively all inventions, improvements and/or discoveries, including deliverable software, if any, which are conceived and first reduced to practice in the performance of the Project.

                  1.3 "Sponsor Intellectual Property" shall mean Intellectual Property conceived and first reduced to practice solely by one or more employees of the Sponsor.


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                  1.4      "University Intellectual Property" shall mean
                           Intellectual Property conceived and first reduced to practice solely by one or more employees of the University, and not as part of the Project.

                  1.5 "Jointly Owned Intellectual Property" shall mean Intellectual Property conceived and first reduced to practice jointly by one or more employees of the University and by one or more employees of the Sponsor, or by one or more employees of the University as part of the Project.

                  1.6 "Confidential Information" shall mean any knowledge or information concerning the conduct and details of the business of the Sponsor including, but not limited to, the names of customers and suppliers, financial condition, business plans, marketing strategies and other information treated as confidential by the Sponsor.

         2. Work. The University shall commence the Project promptly after the date of this Agreement and shall use good faith efforts to perform the Project in accordance with the terms of this Agreement and the Research Plan.

         3. Principal Investigator and other Key Personnel. The following individuals are identified as key personnel for the performance of the Project:

                         Principal Investigator:   Dr. Laura T. Goldsmith

                  If for any reason the Principal Investigator or any other Key Personnel designated from time to time by mutual agreement by the parties become unable to continue the Project, the University and the Sponsor shall attempt to agree upon a successor within fifteen (15) days. If the parties are unable to so agree upon a successor, this Agreement may be terminated in accordance with Article 11, Termination, without prior notice.

         4. Period of Performance. The period of performance of this Agreement will be October 1, 1995 through September 30, 1996.

         5.       Reports and Conferences.

                  5.1 The University shall furnish the Sponsor detailed written quarterly reports during the term of this Agreement summarizing the work conducted. A final such report setting forth the accomplishments and significant findings shall be submitted by the University within ninety (90) days of the expiration or earlier termination of this Agreement.
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                  5.2      During the term of this Agreement, representatives of
                           the University will meet with representatives of the Sponsor at times and places mutually agreed upon to discuss the progress and results of the Project, as well as ongoing plans and possible changes to the Project.

                  5.3 Technical reports delivered to the Sponsor shall be the property of the Sponsor and may be copied and distributed by the Sponsor. The Sponsor shall ensure that the University's copyright notice appears on all copies of technical reports reproduced.

         6.       Costs and Payments.

                  6.1 It is agreed to and understood by the parties that the University shall be reimbursed for all reasonable costs incurred in connection with the Project, other than overhead expenditures (the "Out-of-Pocket Costs"), up to the amount of $25,000.00 as established by the budget in the Research Plan and overhead expenditures of the University reasonably and fairly allocable to the Project (the "Overhead Costs"), up to the amount of $15,500.00, representing 62% of the Out-of-Pocket Costs cap, (collectively, the Out-of-Pocket Costs and Overhead Costs are referred to as the "Project Costs"). It is estimated that the amount designated for the Project Costs is sufficient to support all Project Out-of-Pocket Costs and Overhead Costs.

                  6.2 The Sponsor shall not be liable for any costs in excess of the Project Cost. Within ninety (90) days after the expiration or earlier termination of this Agreement, the University shall submit to Sponsor a final financial report separately itemizing all Out-of-Pocket Costs and all Overhead Costs reimbursable hereunder. The report shall be accompanied by a check, payable to Sponsor, in the amount, if any, of the excess of funds advanced by the Sponsor hereunder over the total of such Out-of-Pocket Costs and Overhead Costs.

                  6.3 The University shall maintain accurate records and books of account relating to all Project Costs in accordance with generally accepted accounting principles consistently applied, and shall make such records and books available to the Sponsor upon reasonable notice during University's normal business hours.


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                  6.4      All checks shall be made payable to the University
                           and sent to the address specified in Article 19, Notices. Payment of the Project Costs shall be made by the Sponsor according to the following schedule:

                                             Out-of-                 Overhead
           Date Due                       Pocket Costs                 Costs
           --------                       ------------                 -----

  Upon execution of this Agreement          $6,250.00               $3,875.00
  Specified Date                            $6,250.00               $3,875.00
  Specified Date                            $6,250.00               $3,875.00
  Specified Date                            $6,250.00               $3,875.00
                                             --------                --------
        Total                              $25,000.00              $15,500.00

         7. Equipment. Title to any equipment purchased or manufactured by the University with funds provided hereunder in the performance of the Project shall vest in the University.

         8. Publicity. Neither party shall use the name of the other party, nor that of any member of the other's staff, in any publicity, advertising, or news release without the prior written approval of the other party.

         9.       Publications.

                  9.1 Should the Principal Investigator desire to disclose publicly, in writing or by oral presentation, the results of the Project, the Principal Investigator shall notify the Sponsor and the University in writing of his or her intention at least thirty (30) days before submission or other public disclosure. The Principal Investigator shall include with such notice a description of the oral presentation or, in the case of a manuscript or other proposed written disclosure, a current draft of such written disclosure. The Sponsor may request the University, no later than ten (10) days following the receipt of such notice, to file a patent, copyright or other application related to University Intellectual Property or Jointly Owned Intellectual Property contained in such disclosure. All such filings shall be subject to the provisions of Article 10 of this Agreement. Upon receipt of such request, the University and the Principal Investigator shall arrange a delay in such public disclosure sufficient to permit filing of a patent application, copyright or other application by the University.

                  9.2 The Sponsor will be given full credit and acknowledgment for the support provided to the University in any publication resulting from the Project, subject to Section 8 hereof.


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         10.      Intellectual Property.

                  10.1 All rights and title to University Intellectual Property shall vest in the University.

                  10.2 All rights and title to Sponsor Intellectual Property shall vest in the Sponsor.

                  10.3 All rights and title to Jointly Owned Intellectual Property shall vest jointly in the University and in the Sponsor.

                  10.4 The University and the Sponsor shall provide a complete written disclosure to each other of any Intellectual Property resulting from the Project and the University shall provide a complete written disclosure to the Sponsor of any University Intellectual Property otherwise relating to the detection of canine pregnancy no later than the last day of each calendar quarter ("Intellectual Property Report"). The Sponsor, in its sole discretion, may request the University to file and prosecute any patent application, domestic or foreign, or application for other protection directed to University Intellectual Property or to Jointly Owned Intellectual Property described in such disclosure at any time during the term of this Agreement, including any extensions and renewals thereof. The Sponsor shall bear all costs incurred in connection with such preparation, filing, prosecution, and maintenance of such applications, including reasonable legal fees, filing and maintenance fees and other governmental charges. The Sponsor shall cooperate with the University to assure that such applications will cover, to the best of the Sponsor's knowledge, all items of commercial interest and importance. While the University shall be responsible for making decisions regarding the scope and content of such applications, the Sponsor shall be given an opportunity to select legal counsel to prepare such filings and to review and provide input thereto prior to filing in sufficient time for the Sponsor to comment. The University shall keep the Sponsor advised as to all developments with respect to such applications and shall promptly supply to the Sponsor copies of all papers received and filed in connection with the prosecution thereof in sufficient time for the Sponsor to comment.

                  10.5 If the Sponsor requests a license in any item of University Intellectual Property or Jointly Owned Intellectual Property, in consideration of Sponsor's funding of the Project, University grants Sponsor a first option to negotiate to acquire such license and to make, have made, use and sell products using or incorporating such Intellectual Property. The University will negotiate in good faith a license agreement which contains reasonable payments,

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                           royalties, and minimum royalties and which, with
                           respect to Jointly Owned Intellectual Property, takes into account the existing co-ownership interest of Sponsor. In addition to the foregoing, the University will not offer any third party any license with respect to any item of University Intellectual Property relating to the detection of canine pregnancy or Jointly Owned Intellectual Property unless a license having the same terms and conditions has first been offered to and refused by the Sponsor. This provision shall survive the term of this Agreement for a period of five (5) years.

                  10.6 If, during the term of this Agreement or of the License Agreement, whichever is longer, the University, individually or as part of the Project or otherwise, makes any further improvements in the inventions disclosed and claimed in the Patent (as defined in the License Agreement) or the mode of using such Patent, or becomes the owner of any new improvements or new inventions related to the Patent either through patents or otherwise, whether or not such improvement or inventions are disclosed in any Intellectual Property Report, then the University shall promptly communicate such improvements or inventions to the Sponsor. The Sponsor, in its sole discretion, may request the University to file and prosecute any patent application, domestic or foreign, or application for other protection directed to such improvement or invention at any time during such period. The Sponsor shall also have the right to negotiate a license agreement with the University with respect thereto, with reasonable payments, royalties and minimum royalties and the University shall negotiate with Sponsor in good faith. Notice of improvements or new inventions related to the Patent must be given to the Sponsor prior to any publication, sale, offer of sale or public use that could bar the filing of a patent with respect thereto and the University acknowledges that its failure to do so could result in irreparable injury to the Sponsor, and in the event of such a failure, the Sponsor shall have available to it all remedies at law or in equity, including injunctive relief.

                  10.7     If no license agreement can be reached pursuant to
                           Section 10.5 or Section 10.6 hereof following faith negotiations between the parties, the matter may be submitted for resolution by the Sponsor in accordance with Section 17 hereof or abandoned, as determined by the Sponsor in its sole discretion.

         11. Termination. This Agreement may be terminated at any time by either party giving the other party at least ninety (90) days written notice of termination. In the event of such a termination by Sponsor, the University will be reimbursed for all Out-of-Pocket Costs actually incurred by the University, all non-cancelable


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                  commitments of the University for Out-of-Pocket Costs and all
                  Overhead Costs as of the date of the termination notice. In the event of such a termination by the University, the University will be reimbursed for all Out-of-Pocket Costs actually incurred by the University and all Overhead Costs as of the date of the termination notice. In no event shall the liability of the Sponsor exceed the Project Costs.

         12. Copyright. Copyright to materials, including computer software, first created by the University during the performance of the Project shall vest in either the author or the University in accordance with the University's policy on copyrights. The licensing of such materials by Sponsor shall be governed by the provisions of Section 10.5 hereof.

         13.      Independent Contractor.

                  13.1 In the performance of the Project the University shall be deemed to be and shall be an independent contractor and, as such, the University shall not be entitled to any benefits applicable to employees of the Sponsor.

                  13.2 Neither party is authorized or empowered to act as an agent for the other for any purpose and shall not on behalf of the other enter into any contract, warranty, or representation as to any matter. Neither shall be bound by the acts or conduct of the other.

         14.      Insurance, Indemnifications and Warranties.

                  14.1 The University warrants and represents that the University has adequate liability insurance, such protection being applicable to officers, employees, and agents while acting within the scope of their employment by the University, and that the University has no liability protection for any other person.

                  14.2 Each party hereby assumes any and all risks of personal injury and property damage attributable to the negligent acts of that party and the officers, employees, and agents thereof.

                  14.3 The University agrees to indemnify the Sponsor for liability for personal injury or property damage caused by negligent acts or omissions of the University, its officers, agents or employees in the performance of the Project; provided that, as a condition precedent to indemnification, the Sponsor shall (a) promptly notify the University of any claim or cause of action subject to indemnification hereunder and any occurrence which may give rise to such claim or cause of action, (b) afford the University the opportunity to defend any such claim or cause of action, and (c) cooperate fully with the University in such defense.


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                  14.4     The Sponsor agrees to indemnify University for
                           liability for personal injury or property damage caused by negligent acts or omissions of the Sponsor, its officers, agents or employees in the performance of the Project; provided that, as a condition precedent to indemnification, the University shall
                           (a) promptly notify the Sponsor of any claim or cause of action subject to indemnification hereunder and any occurrence which may give rise to such claim or cause of action, (b) afford the Sponsor the opportunity to defend any such claim or cause of action, and (c) cooperate fully with the Sponsor in such defense.

                  14.5 The University makes no warranties, express or implied, as to the merchantability or fitness for a particular purpose of the Project or any invention or results thereof.

         15. Confidentiality. The University agrees that it will not, directly or indirectly, use, communicate, disclosure or divulge to any natural person or any entity, any Confidential Information which it may have acquired, no matter from whom or in what manner, heretofore or hereafter. The University acknowledges that a breach of this provision may result in irreparable injury to the Sponsor and that in such event, the Sponsor shall be entitled to all remedies available to it at law or in equity, including injunctive relief.

         16. Force Majeure. Neither party shall be liable for any failure to perform as required by this Agreement to the extent such failure to perform is reasonably beyond such failing party's control, or by reason of any of the following, each of which is reasonably beyond such party's control: labor disturbances or labor disputes, accidents, failure of any governmental approval required for full performance, civil disorders or commotions, acts of aggression, floods, earthquakes, acts of God, energy or other conservation measures, explosion, failure of utilities, mechanical breakdowns, material shortages or disease.

         17. Arbitration and Jurisdiction. All disputes between the Sponsor and the University shall be handled in accordance with the provisions of Article XVI of the License Agreement and those terms shall be incorporated herein and made a part hereof. For purposes of this Agreement, all references therein to Licensor shall mean the University and all references therein to "Licensee" shall mean the Sponsor.

         18. Assignment. This Agreement shall not be assigned by the University without the prior written consent of the Sponsor. This Agreement shall not be assigned by the Sponsor without the prior written consent of the University, which consent shall not be unreasonably withheld, provided, however, that this Agreement may be assigned by Sponsor to Sponsor's successor in business. This Agreement shall be binding upon all successors and permitted assigns.


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         19.      Agreement Modification. Any agreement to change the terms of this Agreement in any way shall be valid only if the change is made in writing and approved by mutual agreement of authorized representatives of the parties hereto.

         20. Notices. Notices, invoices, communications, and payments hereunder shall be deemed made if given by registered or certified mail, postage prepaid and addressed to the party to receive such notice, invoice, or communication at the address given below or such other address as may hereafter be designated by notice in writing.

                  If to the Sponsor:      Michael Brown
                                          Director, Diagnostic Development
                                          International Canine Genetics, Inc.
                                          271 Great Valley Parkway
                                          Malvern, PA  19355

                  If to the University:

                  Contractual:            Norbert I. Swislocki, Ph.D.
                                          Acting Associate Dean for Research
                                          UMD-New Jersey Medical School
                                          185 South Orange Avenue, MSB B648
                                          Newark, New Jersey   07103-2714
                                          (include Dr. Laura T. Goldsmith on any
                                          communications)

                  Payments:               Denise Mulkern
                                          V.P. of Finance and Treasury
                                          UMDNJ-Central Administration
                                          65 Bergen Street, Rm. 1218
                                          Newark, New Jersey   07107-3000
                                          (include Dr. Laura T. Goldsmith
                                          on any payments)

         This Agreement is the complete agreement of the Sponsor and the University with regard to the subject matter herein and supersedes all prior understandings regarding the Project.

         IN WITNESS WHEREOF, intending to be legally bound, the parties have caused these presents to be executed in duplicate on the dates indicated below.

UNIVERSITY                          INTERNATIONAL CANINE GENETICS, INC.

By:_____________________________    By:________________________________

Title:___________________________   Title:______________________________

Date:___________________________    Date:______________________________